News Release

Marina Biotech Announces Key Additions to its Executive Management Team

City of Industry, CA - February 14, 2017 – Marina Biotech, Inc. (OTCQB: MRNA), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension and cancer, today announced the appointment of Larn Hwang, Ph.D. as Chief Scientific Officer and Mihir Munsif as Chief Operating Officer.

“We are thrilled to have Larn and Mihir join the Marina Biotech team,” stated Joseph W. Ramelli, CEO of Marina Biotech. “Each of them brings a track record of success and important skill sets that I believe will prove invaluable for Marina at this important inflection point in the company’s history. Larn will bring with her extensive experience in oligo-therapeutics and Mihir will lead the manufacturing of our drug products.”

Dr. Hwang has served as the Chief Executive Officer of Oncotelic, Inc. since October 2015 and as the Chief Scientific Officer of Autotelic Inc. since October 2013. Dr. Hwang is a veteran in the drug development industry, with broad expertise in drug discovery and biomarker development, as well as clinical and regulatory operations. Dr. Hwang was a founder of IgDraSol, Inc. (which merged with Sorrento Therapeutics in 2013, where she later served as VP of Regulatory and Clinical Operations from September 2013 to May 2014) and served as its Chief Operating Officer from April 2012 to August 2013, and she was a founder of Biomiga Diagnostics and served as its Chief Operating Officer from 2011 to August 2013. Prior to that, she served as Head of Cell Biology at Abraxis BioScience from November 2005 to June 2011 and as Senior Principal Scientist at Celgene Corporation from February 2011 to June 2011. Dr. Hwang made significant contributions to the field of antisense and miRNA with several patents applications filed on her work. Dr. Hwang has also held positions with Johnson & Johnson and ABI. Dr. Hwang received a Ph.D. in Molecular Microbiology from The University of Texas Southwestern Medical Center at Dallas.

Mr. Munsif has served as the Senior Vice President at Autotelic Inc. since November 2016, as the Senior Vice President of Portfolio Management of LipoMedics, Inc. since June 2016 and as the Senior Vice President of Portfolio Management of Oncotelic, Inc. since October 2015. Previously he served as the Chief Executive Officer of IthenaPharma Inc. from August 2016 until its merger with Marina Biotech in 2016, and as the Chief Operating Officer of IthenaPharma Inc. from September 2014 until August 2016. Prior to that, he served as Product Life Cycle Management and Supply Chain Consulting at Accenture from March 2013 until September 2014 and as Product Life Cycle Management and Supply Chain Management Operations at Herbalife from April 2009 until March 2013. Mr. Munsif received a M.S. in Industrial Engineering from the University of Oklahoma and a B.S. in Chemical Engineering from Manipal Institute of Technology.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension, and cancer. Our pipeline includes combination therapies of oligonucleotide-based therapeutics and small molecules. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome). By its merger with IthenaPharma, Marina Biotech recently acquired IT-102/IT-103 - next generation celecoxib - which will be developed together with CEQ508 as a therapeutic enhancer for therapies against FAP and CRC. IT-102/IT-103 are also being developed for the treatment of combined arthritis/ hypertension and treatment of pain requiring high dose of celecoxib. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina inquires:

Joseph Ramelli

CEO

Marina Biotech, Inc.

(626) 964-5753